As filed with the Securities and Exchange Commission on September 2, 1997

                                                           File No. ___________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                                 Aquagenix, Inc.
               (Exact name of issuer as specified in its charter)

              Delaware                                        65-0419263
    (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                      Identification No.)

        6500 N.W. 15th Avenue
      Fort Lauderdale, Florida                                   33309
(Address of principal executive offices)                       (Zip Code)


                  LETTER AGREEMENT WITH MARK WACHS & ASSOCIATES
                       LETTER AGREEMENT WITH DAVID MCNABB
                      LETTER AGREEMENT WITH MICHAEL MARTIN
                            (Full title of the plan)

                          Andrew P. Chesler, President
                              6500 N.W. 15th Avenue
                         Fort Lauderdale, Florida 33309
                          Telephone No.: (954) 975-7771
                     (Name and address of agent for service)

                                    Copy to:
                             Roxanne K. Beilly, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                 (954) 763-1200

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                         Proposed     Proposed
                                         maximum      maximum
                                         offering     aggregate     Amount of
Title of securities    Amount to be      price per    offering      registration
 to be registered      registered        share(1)     price(1)      fee (1)
================================================================================

Common Stock
($.01 par value)       15,000 shares     $7.125       $106,875      $32.39

________________________________________________________________________________

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act") based upon the average of the high and low bid price for the Common Stock as reported by the NASDAQ National Market on August 26, 1997.

                                 AQUAGENIX, INC.

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

        Form S-8 Item Number
           and Caption                     Caption in Prospectus
        --------------------               ---------------------

 1.     Forepart of Registration           Facing Page of Registration Statement
        Statement and Outside Front        and Cover Page of Prospectus
        Cover Page of Prospectus

 2.     Inside Front and Outside Back      Inside Cover Page of Prospectus and
        Cover Pages of Prospectus          Outside Cover Page of Prospectus

 3.     Summary Information, Risk          Not Applicable
        Factors and Ratio of Earnings
        to Fixed Charges

 4.     Use of Proceeds                    Not Applicable

 5.     Determination of Offering Price    Not Applicable

 6.     Dilution                           Not Applicable

 7.     Selling Security Holders           Sales by Selling Security Holders

 8.     Plan of Distribution               Cover Page of Prospectus and Sales
                                           by Selling Security Holders

 9.     Description of Securities to be    Description of Securities;
        Registered                         Letter Agreements

10.     Interests of Named Experts         Legal Matters
        and Counsel

11.     Material Changes                   Not Applicable

12.     Incorporation of Certain           Incorporation of Certain Documents
        Information by Reference           by Reference

13.     Disclosure of Commission           Indemnification of Directors and
        Position on Indemnification for    Officers; Undertakings
        Securities Act Liabilities

PROSPECTUS
                                 AQUAGENIX, INC.

                          15,000 Shares of Common Stock
                                ($.01 par value)

                   Issued Pursuant to the Company's Agreements with Mark Wachs & Associates, David McNabb and Michael Martin

      This Prospectus is part of a Registration Statement which registers 15,000 shares of Common Stock, $.01 par value (such shares being referred to as the "Shares"), of Aquagenix, Inc. (the "Company" or "Aquagenix") which may be issued to (i) Mark Wachs ("Wachs"), representative of Mark Wachs & Associates, the Company's public relations firm, pursuant to a written Letter Agreement dated May 15, 1997 (the "Wachs Agreement"), providing for the issuance of 4,000 shares of the Company's Common Stock; (ii) David McNabb ("McNabb"), an employee of the Company, pursuant to a written Letter Agreement dated July 20, 1997 (the "McNabb Agreement"), providing for the issuance of 1,000 shares of the Company's Common Stock; and (iii) Michael Martin ("Martin"), an employee of the Company, pursuant to a written Letter Agreement dated March 26, 1997 (the "Martin Agreement"), providing for the issuance of 10,000 shares of the Company's Common Stock. Wachs, McNabb and Martin, in their capacity as selling shareholders, may sometimes hereafter be collectively referred to as the "Selling Security
Holders." All of the Shares are being issued to the Selling Security Holders pursuant to written agreements. The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such Shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales.

      No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Agreements shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

               The date of this Prospectus is __________, 1997.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the NASDAQ National Market System under the symbol "AQUX." Electronic Reports and other information found through the Electronic Data Gathering, Analysis & Retrieval System are probably available through the Commission's website (http://www.sec.gov.).

      The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of up to 15,000 shares of the Company's Common Stock, which may be issued to a representative of the Company's public relations firm and two employees of the Company, pursuant to written agreements. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

      (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

      (b) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1997.

      (c) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1997.

      (d) All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Aquagenix, Inc., 6500 N.W. 15th Avenue, Fort Lauderdale, Florida 33309.

                                  THE COMPANY

Description of Business
-----------------------

      (a)   Background
            ----------

      Aquagenix, Inc., a Delaware corporation (the "Company"), through its wholly-owned subsidiaries, provides aquatic and industrial vegetation management services to governmental and commercial customers. The Company provides aquatic and industrial vegetation management services in the States of Florida, Georgia, North and South Carolina, Arizona, Alabama and Tennessee. The Company offers a variety of aquatic and industrial vegetation management and maintenance services, consisting primarily of the control of aquatic weeds, algae and exotic plants, brush and noxious tree control, wetland planting and restoration, installation of fountains and aeration systems and the stocking of fish for game and plant and insect control.

      The Company was incorporated under the laws of the State of Delaware in May 1993 to acquire all of the issued and outstanding capital stock of Aquagenix Land-Water Technologies, Inc. ("ALWT"), formerly known as Environmental Waterway Management, Inc. and Florida Underground Petroleum Tank Contractors, Inc. ("FUPTC"). Prior to their acquisition by the Company, ALWT had been engaged in the aquatic management business, primarily aquatic weed, algae and plant control, since its formation in October 1990. In February 1995, the Company acquired Haas Environmental Services ("HES") now known as AmerAquatic, Inc. Both FUPTC and HES had been engaged in the environmental remediation business, primarily remediation of petroleum contaminated soil and ground water. The operations of FUPTC and HES have been discontinued since November 1995. Unless the context requires otherwise, the "Company" refers to Aquagenix, Inc. and its consolidated subsidiaries, ALWT, Aquagenix Land-Water Technologies of Arizona, Inc. ("ALWTA") and Right of Way Control, Inc. ("ARC"), Aquatic Dynamics, Inc. ("ADI"), Aquagenix Land-Water Technologies of Georgia, Inc. (formerly known as Good Shepherd, Inc. d/b/a Green Pastures, Inc., "GPI"), FUPTC and HES.

      In order to raise capital, in September 1994, the Company consummated an underwritten initial public offering (the "IPO") of 1,250,000 shares of its common stock, $.01 par value (the "Common Stock"), and 1,437,500 redeemable warrants (the "Warrants"), for aggregate net proceeds of approximately $5,541,000 (after deduction of the underwriting discounts and before deduction of other expenses of the IPO). In October 1994, the Company realized additional net proceeds of approximately $815,000 from the sale of an additional 187,500 shares of Common Stock upon the exercise by the underwriter of its over-allotment option.

      (b)   Business Overview
            -----------------

      The Company offers a variety of aquatic and industrial vegetation management services, consisting primarily of the control of aquatic weeds, algae and exotic plants, industrial vegetation management, wetland planting and restoration, installation of fountains and aeration systems and the stocking of fish for game and pest and plant control. The Company's services are intended to assist in flood control, maintain the health, beauty, quality and natural balance of life in aquatic and terrestrial environments and in some instances, to maintain reasonable access to critical utility and other right of way areas. They are designed to suit individual customer requirements, many of whom maintain waterways and lands in compliance with federal, state and local environmental laws and regulations.

      Lakes, canals, ponds, rivers and wetlands have become increasingly popular forms of aesthetic and recreational components in cities, golf courses, country clubs, commercial and residential developments, apartment complexes and parks in and throughout the United States. Waterways provide facilities for recreational use, such as fishing and water sports, and are important for flood control, drainage, wildlife preservation and as a source of water for industrial and residential use. As a result of natural and other factors, including overgrowth of noxious weeds, algae and exotic plants, which deplete oxygen and restrict the flow of water, waterways and wetlands require ongoing management to preserve and maintain their functional use, biological health and aesthetic value.

      In the Sunbelt states of Florida, Georgia, South Carolina, North Carolina, Tennessee, Mississippi, Missouri, Louisiana, Texas, New Mexico, Arizona, Nevada and California, there are over 5,500 golf courses and country clubs , most of which require aquatic management services; and as a result of the climate and topography within the Sunbelt states, the majority of real estate developers have water features which require maintenance. The market for aquatic management services on private land in Florida alone is estimated to exceed $100 million.

      There is also a growing trend toward privatization of aquatic and industrial vegetation management services carried out on public lands by public works personnel of governmental agencies as they come under increasing fiscal pressures to reduce costs. The South Florida Water Management District, one of the Company's customers, had performed its own vegetation management work years ago and had subsequently awarded work to the Company. The potential market for such services on public land in Florida is estimated to exceed $500 million.

        Additionally, because extensive land development in the Sunbelt states and other coastal states has depleted natural wetlands, federal and state legislation has been enacted to preserve wetlands by requiring property owners and developers to restore portions of developed properties to their natural state, in what is known as a "no net loss" policy. In May 1994, a $700 million restoration project for Florida's Everglades was adopted by the State of Florida, which contemplates that the federal government, the State of Florida and a group of landowners will jointly fund restoration of portions of Florida's Everglades. The Company will seek to capitalize on perceived demand for aquatic management services, particularly wetlands planting and restoration services.

      With annual revenues of approximately $11,500,000 for 1996, the Company is currently the largest provider of aquatic and industrial management services in the United States. In 1996, with the acquisition of two businesses engaged in industrial vegetation management services (see below - "Recent Acquisitions"), the Company has increased its revenues from such services which accounted for 17% of total revenues as compared to only 3% for 1995. In 1996, the Company has begun creating a niche for itself in the industrial vegetation management business, with the acquisitions providing the springboard from which marketing efforts are targeted at electric and power utilities, telephone and railroad companies, transportation departments and industrial sites throughout Florida, Georgia and Alabama. In 1997, the Company anticipates securing more industrial vegetation contracts which are generally larger in value as compared to the aquatic vegetation contracts.

      (c)   Business of Issuer
            ------------------

COMPANY SERVICES

      AQUATIC WEED, ALGAE AND EXOTIC PLANT CONTROL. The term "aquatic weed" encompasses a large, diverse group of plant types, consisting of four basic groups which pose a problem to waterways: floating aquatics, submersed aquatics, emergent and ditchbank weeds and grasses. Algae, a fifth classification, is a lower form of submersed plant life and is the cause of "scum" on the water's surface. Left unattended, aquatic weeds, algae and plants appear and propagate in excessive amounts and interfere with the aquatic environment's natural balance. Thick masses of aquatic weeds can disrupt boat traffic, fishing and other water sports, lower the oxygen levels of water resulting in fish kills and create water flow problems. Noxious weeds generate foul odors, visual eyesores and create breeding grounds for mosquitos and other pests. Most noxious aquatic weeds, exotic plants and trees have been imported into the Sunbelt States without natural enemies and have proceeded to displace natural and native plant life. While beneficial plants are essential to creating a properly balanced aquatic ecosystem and provide food and shelter for various species of fish, birds and animals, dense infestations of aquatic weeds and algae prevent sunlight from entering the water, potentially endangering all living inhabitants of aquatic environments.

      The Company's aquatic management services consist primarily of the control of aquatic weeds, algae and exotic plants. The Company establishes treatment programs for lakes, canals, ponds, reservoirs, rivers, estuaries, marine areas and wetlands by assessing ambient water quality and vegetation and the specific needs of individual customers. The Company maintains a data base of computerized water analysis information and property management control and service records designed to provide customers with a comprehensive aquatic treatment plan. Company-trained and licensed applicators utilize approved algicides and herbicides and special spraying equipment to disperse algicides and herbicides in water and on adjacent land to control the growth of aquatic weeds, algae and exotic plants. The Company typically uses small boats equipped with tanks to hold liquid formulations and spray arms for spraying from the water. Similarly equipped four-wheel drive all-terrain vehicles are utilized for spraying from the shoreline. Significant reduction in the growth of aquatic weeds, algae and exotic plants is usually achieved within three to four weeks. The customers for these services typically agree to annual contracts which provide for monthly service and payment.

      In addition to the regular application of algicides and herbicides, the Company utilizes harvesting methods to control aquatic weeds. Harvesting is performed either manually or mechanically, depending upon the nature and extent of the growth of undesirable aquatic weeds and plants. Mechanical harvesting is typically expensive but achieves immediate results. The Company engages third-party contractors which utilize barges equipped with special attachments to cut, gather and crop aquatic weeds. Harvesting is done on a project-by-project basis.

      The Company also controls submersed aquatic weeds, algae and insects by introducing several species of fish, the Triploid Grass Carp, a genetically-engineered weed-eating fish which may consume as much as three times its body weight each day, and the Gambusia, or Mosquitofish, which may consume up to its weight in mosquito larvae and pupae each day. Additionally, the Company stocks different types of Tilapia in the Western United States for the control of toxic algae formations. The Company, when required, obtains necessary permits from state governmental authorities to use biological control methods on a project basis.

      For the years ended  December 31, 1995 and 1996,  aquatic weed,  algae and
exotic  plant  control  services   accounted  for  approximately  93%  and  77%,
respectively, of the Company's revenues from continuing operations.

      INDUSTRIAL VEGETATION MANAGEMENT. The Company provides professional right of way weed control along utility lines, pipelines, transmission lines, distribution lines, railroads, power substations, canals, ditches, bridges and other industrial sites for private and public sector customers.

      The Company inspects target areas to determine environmental factors, safety factors, geographic criteria surrounding plant life and combines this information with input from the customers. The Company subsequently provides precision low volume application weed, brush and tree control to the designated system(s). The Company's services are varied and may be "bundled" to meet specific customer needs. It maintains a large inventory of application equipment at peak performance condition and has the most complete array of equipment available for each job.

      Distribution power lines are serviced by ground application techniques. Equipment in service for these applications includes: four-wheel drive, one-ton spray trucks, track equipment and ATVs. In addition, vegetation control is achieved with personnel using backpack sprayers. Transmission power lines are managed from the air by helicopters and aerial TVB spray equipment. Safety guard rails and transportation right of ways are serviced by highly specialized vehicles, equipped with computer injection systems designed specifically for these functions.

      For the years ended December 31, 1995 and 1996, industrial vegetation management services accounted for approximately 3% and 17%, respectively, of the Company's total revenues from continuing operations.

      WETLAND PLANTING AND RESTORATION. The preservation and propagation of wetland areas has become recognized as an important part of maintaining the ecosystem. Aquatic and wetland plants are critical components of healthy ponds, lakes or waterways, inasmuch as these plants form a base for an important link between the beginnings of the food-chain and higher forms of plant and animal life. The Company believes that the quality of water is directly attributable to the balance of the water's and shoreline's vegetation.

      The Company offers wetland planting, restoration and maintenance services, which involve the movement of soil and the planting of beneficial native plant life to create or recreate wetlands in the form in which they naturally occur. The Company currently engages in wetland planting utilizing its personnel and equipment and, to the extent necessary, third-party equipment. Revenues from such services comprised 4% of total revenues from aquatic management business for 1995 and 1996. With the "no net loss" governmental policy and the State of Florida's Everglades restoration project, the Company anticipates that wetland planting and restoration services will account for an increasing portion of the Company's revenues in the future.

      DESERT RAIN(TM) FOUNTAINS. The Company offers an extensive line of decorative floating fountains, trademarked "Desert Rain(TM)", to enhance the visual appeal and beauty of waterways, while providing ecological benefits, including increased circulation, reduced stagnation and the reduction of odors caused by algae. The Company's fountains feature a unique, interchangeable nozzle which allows the customer to select from several different spray patterns. Fountains are fabricated using quality waterproof materials which are treated to resist corrosion. Nozzle assemblies are manufactured using high-density polyurethane, epoxy, brass and stainless steel for durability.

      AERATION SYSTEMS. The Company also offers aeration systems designed to permit waterways to digest organic sediments which deplete oxygen, trap gasses and result in general degradation of water quality. The Company's aeration systems are custom designed systems consisting of a pattern of porous stones which are laid on the bottom of a lake and a relatively silent air compressor mounted on the shore. When air is injected from the compressor through pipes to the stones, air rises through the water oxygenating and cleansing it. The Company's aeration systems are designed to minimize fish kills and foul odors and to facilitate lake management and the operations of wastewater and aquaculture industries. To date, revenues derived from fountain and aeration system installation services have not been material.

      FISH STOCKING. The Company offers a variety of species of fish for stocking lakes and ponds for recreational and biological purposes, including Triploid Grass Carp (Amur), Tilapia, Gambusia (Mosquitofish), Smallmouth Bass, Largemouth Bass, Bluegill, Black Crappie, Warmouth Perch and Channel Catfish. The Company's personnel perform salinity, Ph and oxygen tests, conduct surveys of existing fish population and create aquatic sanctuaries for successful fish habitation. The Company obtains its requirements of fish from a number of suppliers. To date, revenues derived from fish stocking services have not been material. However, the Company is presently expanding this line of business in the Western United States through its subsidiary, ALWTA, in Arizona.

OPERATIONS

      Headquartered in Fort Lauderdale, Florida, the operations of the Company are decentralized with eleven customer service offices, one in each of Fort Lauderdale, West Palm Beach, Orlando, Sarasota, Tampa, Jacksonville, Fort Myers, Daytona Beach (all in Florida), Myrtle Beach (South Carolina), Tempe (Arizona) and Athens (Georgia). Each customer service office is headed by a branch manager and supported by sales representatives. As a result of maintaining decentralized operations, the Company is able to reduce transit time and per diem expenses while providing better services to a larger customer base. The branch offices can also be utilized to integrate acquisitions within its geographic region of operations and are easily expandable to handle increased levels of business without a meaningful increase in administrative expenses. This was the case with the Jacksonville, Tampa and Fort Lauderdale operations acquired from Aquatic and Right of Way Control, Inc and AmerAquatic, Inc. (see below - "Recent Acquisitions"). Each office has the same basic set-up, systems and general operations which is a key aspect in the implementation of the Company's expansion strategy in that branch offices can be quickly established in multiple geographical areas in a proven company format. Offices are fully computerized with established customer service protocol. This enables the Company's services to be efficient, professional and responsive to the client base.

EXPANSION STRATEGY

      The  Company   believes  that   continuing   initiatives  of  governmental
authorities relating to environmental problems as well as the gradual privatization of in-house governmental and utility based aquatic and industrial vegetation management contracts have resulted in significant opportunities for its business, through internal growth and acquisitions. Management estimates that only 30% of the aquatic and vegetation management industry is served by commercial companies. The Company's expansion strategy is: (I) to acquire similar businesses and integrate their operations into the existing business so as to create economies of scale; (ii) to intensify marketing efforts and open additional decentralized branch offices that allow the Company to expand its geographic markets while maintaining quality service and minimizing operating expenses; and (iii) to achieve critical mass and increase operating leverage and efficiency so that the Company can pursue larger contracts from the 70% of the industry that traditionally sources contracts in-house. The proceeds of the IPO have enabled the Company to finance increased levels of accounts receivable and satisfy significant bonding requirements in connection with its operations. It has also enabled the Company to establish substantial bonding and insurance capabilities, thereby permitting the Company to bid on and secure larger contracts, especially government and utility work. In addition, over the past three years, the Company has made significant investment in building middle management in order to provide the appropriate infrastructure to integrate the acquisitions planned for under its growth strategy.

      The Company intends to aggressively apply its growth strategy in several stages in the following geographic markets which it perceives to have significant growth potential: (I) Georgia, South Carolina and North Carolina;
(ii) California, Arizona and Nevada; and (iii) Texas, Louisiana and the remainder of the Southern United States.

      The GPI, ADI, ARC, AmerAquatic, and L&L Acquisitions (see below - "Recent Acquisitions") were consummated as part of the Company's goal of expanding its operations. Consistent with its strategy of growth, the Company will seek to expand its operations through further acquisitions. The Company believes that the aquatic and industrial vegetation management industry is highly fragmented, consisting principally of small privately-owned companies with limited capital resources, bonding capabilities and documentation systems. The Company believes that with further additions to its existing infrastructure, including improvements to its information and documentation systems, coupled with increased bonding capabilities, this will enable the Company to out-bid its smaller competitors and position the Company to acquire smaller service providers in new geographic markets. However, there can be no assurance that the Company will be able to obtain the required financing to fund the costs of purchasing capital equipment and to build its infrastructure or to make the acquisitions to expand its operations or that the Company will be able to successfully integrate into its operations any acquired business.

RECENT ACQUISITIONS

      On December 31, 1996, the Company acquired 100% of the common stock of Good Shepherd, Inc. d/b/a Green Pastures, Inc. ("GPI Acquisition"), now known as Aquagenix Land-Water Technologies of Georgia, Inc., pursuant to a Stock Exchange Agreement, dated as of December 31, 1996, by and among the Company, GPI and Garry Seitz and Jan Seitz (the "Selling Shareholders"), the shareholders of GPI. The aggregate purchase price was $600,000 which was paid by the issuance of 96,000 shares of the Company's common stock to the Selling Shareholders. The assets acquired from GPI comprised mainly of high-tech roadside application equipment and recurring service contracts.

      GPI, a Georgia-based private company founded in 1988, is a provider of roadside vegetation management services throughout the state of Georgia using high-tech computer controlled application systems along roadsides and has annual revenues of approximately $960,000. This acquisition has been accounted for as a pooling of interests and the Company intends to continue and further develop the existing business of GPI as part of ALWT.

      On December 7, 1996, the Company, through its wholly owned subsidiary, merged with Aquatic Dynamics, Inc. (the "ADI Acquisition") with the Company becoming the surviving entity, pursuant to the terms of a Stock Exchange Agreement and Plan of Merger, dated as of December 7, 1996, by and among the Company, Aquagenix Land- Water Technologies of Arizona, Inc., ADI and Pat Church and Stephen Church, the shareholders of ADI. The aggregate purchase price was $1,000,000, of which (I) $750,000 was paid by the issuance of 133,333 shares of the Company's common stock to the former shareholders of ADI; (ii) $200,000 was paid by the issuance of an installment note due on January 15, 1997, bearing interest at 7% and (iii) $50,000 was paid in cash. The installment note of $200,000 has since been paid in full. The cash portion was funded out of the proceeds of certain private equity placements which took place in June 1996. The assets acquired from ADI comprised mainly of vehicles and equipment, accounts receivable, marketable securities and recurring service contracts.

      In  connection  with the ADI  Acquisition,  the Company has entered into a
two-year  employment   agreement  with  a  former  shareholder  of  ADI  who  is
participating in the management of the Company's western operations.

      ADI, an Arizona-based private company founded in 1974, was a full-service aquatic vegetation management firm whose experience and services span the gamut of surface water management needs, including residential, commercial, industrial and governmental projects, irrigation and effluent reuse water systems, lake and pond management and ongoing waterway maintenance. ADI has been a leading provider of aquatic vegetation management services throughout Arizona and the southwestern United States with annual revenues of approximately $1,600,000. The

ADI Acquisition has established the Company's market presence in the southwestern United States with ADI serving as the hub of operations in that region. The Company intends to continue and further develop the existing business of ADI under its new name, namely, Aquagenix Land-Water Technologies of Arizona, Inc.

      On June 7, 1996, the Company acquired 100% of the voting common stock of Aquatic and Right of Way Control, Inc. ("ARC Acquisition") pursuant to the terms of a Stock Exchange Agreement, dated as of June 7, 1996, by and among the Company, ARC and Ray A. Spirnock and Shirley J. Spirnock, the shareholders of ARC. The aggregate purchase price was $1,500,000, of which $1,350,000 was paid by the issuance of 270,000 shares of the common stock of the Company to the former shareholders of ARC and $150,000 was paid in cash. The cash portion was funded out of cash flows from operations. The assets acquired from ARC consisted mainly of recurring service contracts, accounts receivable and industrial vegetation application equipment. In connection with the ARC Acquisition, the Company entered into a two-year employment agreement with Ray A. Spirnock.

      With annual revenues of approximately $1,350,000, ARC was a leading provider of industrial vegetation and utility right of way management services in Florida, Georgia and Alabama. These services include the control of noxious weeds in the right of way areas adjacent to distribution and transmission power lines. The Company intends to operate the existing business as part of ALWT and is further developing the industrial vegetation and utility right of way management business previously conducted by ARC.

      On November 17, 1995, ALWT acquired (the "L&L Acquisition") certain of the equipment and customer contracts of L&L Mosquito & Pest Control, Inc., a South Carolina corporation ("L&L"), used in its aquatic weed and algae control business, pursuant to the terms of an Asset Purchase Agreement, dated as of November 17, 1995, by and among ALWT, L&L and the sole shareholder of L&L. The aggregate purchase price paid by ALWT for the assets of L&L was $150,000 in cash. The Company is continuing to operate the aquatic weed and algae control business previously conducted by L&L. The L&L Acquisition has provided an established foothold for the Company in Hilton Head, South Carolina.

      On October 31, 1995, ALWT acquired ("the AmerAquatic Acquisition") substantially all of the assets and assumed certain of the liabilities, of AmerAquatic, Inc., a Florida corporation ("AmerAquatic"), pursuant to the terms of an Asset Purchase Agreement, dated as of October 19, 1995, by and among ALWT, the Company, AmerAquatic and Thomas Latta and C. Elroy Timer, the principal shareholders of AmerAquatic. The aggregate purchase price paid by ALWT for the assets of AmerAquatic was $4,291,084, subject to adjustment under certain circumstances, of which (I) $3,791,084 was paid in cash and (ii) $500,000 was paid through the issuance by ALWT of a seven-month promissory note bearing interest at a rate of 9.75% per annum, which note was guaranteed by the Company and subsequently paid in full. AmerAquatic was engaged in the business of providing lake management services, including aquatic and terrestrial weed and algae control, melaleuca and other exotic plant control, wetland and upland restoration and other related services. They were the Company's largest competitor in this business in Florida with over 1,000 customers. The AmerAquatic Acquisition expanded the Company's geographic reach into northern Georgia, North Carolina and South Carolina and initiated the Company's penetration into its second strategic market, the South Atlantic states. The Company is continuing to operate the lake and wetland management business previously conducted by AmerAquatic as part of ALWT.

      In connection with the AmerAquatic Acquisition, the Company, ALWT and AmerAquatic entered into a Private Label Agreement, pursuant to which ALWT agreed to purchase sixty specialized vehicles known as "Spra-Buggies", used among other things, to provide lake management services, over a period of three years commencing on October 31, 1995, for a purchase price of approximately $25,000 each. ALWT has the exclusive right to purchase, use and sell these highly-efficient and durable Spra- Buggies within the aquatics industry.

      In connection with the AmerAquatic Acquisition, the Company, ALWT and C. Elroy Timmer entered into a one-year employment agreement.

      The Company funded the cash portion of the purchase price for the assets of AmerAquatic from the proceeds of the issuance and sale of (I) the Company's 12.50% Senior Secured Note due February 28, 1996 (the "Bridge Note") in the principal amount of $5,000,000, and (ii) warrants (the "Bridge Warrants") to purchase an aggregate of 168,166 shares of the Company's Common Stock, pursuant to a Senior Secured Note and Warrant Purchase Agreement, dated as of October 31, 1995 (the "Bridge Note Purchase Agreement"), between the Company and The Equitable Life Assurance Society of the United States ("Equitable"). In December 1995, the Company issued to Equitable the Company's 12.50% Senior Secured Note due October 31, 2003 (the "Senior Secured Note") in the principal amount of $5,000,000 and warrants (the "Warrants") to purchase an aggregate of 351,197 shares of the Company's Common Stock, subject to adjustment under certain circumstances, in substitution for the Bridge Note and the Bridge Warrants, respectively, pursuant to an Amended and Restated Senior Secured Note and Warrant Purchase Agreement, dated as of December 15, 1995 (the "Note Purchase Agreement"), between the Company and Equitable. The Senior Secured Note is subordinated to all indebtedness of the Company to its bank lender and is secured by substantially all of the Company's assets. The Warrants are exercisable at any time until December 31, 2000 at an exercise price of $7.38 per share, subject to adjustment under certain circumstances.

CUSTOMERS

      The Company provides surface water management and industrial vegetation management services to utilities, golf courses, country clubs, real estate owners and developers, homeowners and condominium associations, apartment complexes and various municipal, state and federal governmental authorities and taxing districts, many of which maintain waterways and lands in compliance with local environmental laws and regulations. The Company currently provides aquatic and industrial vegetation management services to approximately 48 customers in the public sector and approximately 2,299 customers with whom the Company has annual aquatic and industrial vegetation management contracts. Substantially all of the Company's contracts for aquatic and industrial vegetation management services are recurring in nature and for the year ended December 31, 1996, this comprised 73% of total revenues (1995: 77%). These recurring annual contracts provide for monthly payments and are automatically renewable. The annual contracts for industrial vegetation management services are usually renewable for a term of up to three years and provide for payments based on a cost per acre or mile of land under management.

      For the year ended December 31, 1996, 19% of its revenues were derived from governmental customers as compared to 34% for 1995. Governmental customers which formerly provided aquatic or vegetation management services through government employees have accounted for a significant portion of the Company's revenues. It is anticipated that a substantial portion of the Company's future revenues will be derived from governmental and quasi-governmental customers. Government contracts are subject to special risks, including delays in funding; lengthy review processes for awarding contracts; non-renewal; delay, termination, reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses.

      Historically, the Company has been dependent on a limited number of contracts for a significant portion of its revenues. For the years ended December 31, 1996 and 1995, the Company's five largest customers with whom it has annual contracts accounted for approximately 6.5% and 21.2%, respectively, of the Company's revenues. In 1995, Northern Palm Beach County Water Control District, the customer with which the Company has the largest annual contract, accounted for approximately 14.0% of the Company's revenues while in 1996, it only accounted for 2.2% of the total revenues for 1996. For the year ended December 31, 1996, the Company has broadened its customer base and no one customer accounts for more than 5% of the Company's total revenues.

      There can be no assurance that the Company will obtain additional contracts for projects similar in scope to those previously obtained or retain existing customers or attract and retain new customers or that the Company will not remain largely dependent on non-recurring contracts with a limited customer base, which will constitute a significant portion of the Company's revenues.

INSURANCE AND BONDING

      The Company carries insurance coverage which the Company considers sufficient to meet applicable regulatory and customer requirements and to protect the Company's assets and operations. The Company's insurance coverage currently includes $2 million of comprehensive general liability insurance, up to $1 million of pollution liability insurance and $10 million of excess liability insurance. The Company attempts to operate in a professional and prudent manner and to reduce its liability risks through specific risk management efforts, including employee training. Nevertheless, a partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company and its financial condition. In addition, the inability to obtain insurance of the type and in the amounts required could impair the Company's ability to obtain new contracts, which are, in certain instances, conditioned upon the availability of adequate insurance coverage.

      The aquatic and industrial vegetation management business involves potentially significant risks of statutory, contractual and common law liability for environmental damage and personal injury. The Company, and in certain instances, its officers, directors and employees, may be subject to claims arising from the Company's on-site or off-site services, including chemicals used in its operations, and environmental contamination by the Company, its contracted transporters or disposal site operators. All such persons may be liable for site investigation, site cleanup costs and natural resource damages, which costs could be substantial, regardless of whether they exercised due care and complied with all relevant laws and regulations. There can be no assurance that the Company will not face claims resulting in substantial liability for which the Company is uninsured, that hazardous substances or materials are not or will not be present at the Company's facilities or that the Company will not incur liability for environmental impairment.

      The Company is required, in most instances, to post bid and/or performance bonds in connection with contracts or projects with government entities and, to a lesser extent, private sector customers. To date, the Company has been able to obtain bonds in amounts of up to approximately $4 million per bond. However, there is no assurance that this will continue. The Company anticipates that in the future it will continue to be required to post bid and/or performance bonds in connection with contracts or projects with government entities and, to an increasing extent, private sector customers. In addition, new or proposed legislation in various jurisdictions require or will require the posting of substantial bonds or require other financial assurances with respect to particular projects. There can be no assurance that the Company will be able to obtain bonds in the amounts required.

MARKETING

      To date, marketing has principally been conducted through the efforts of the Company's management and sales personnel. The Company uses various marketing methods, including direct mailings, in-person solicitation, print advertising and participation in trade shows and conventions, and periodically mails attractive, full-color sales brochures and advertises in trade journals. The
Company's sales force consist of approximately sixteen people, who are responsible for soliciting potential customers in their respective geographic markets, receive salaries plus a percentage of gross profits derived from Company services. The Company also obtains customers through recommendations and referrals from existing customers and environmental engineers and consultants. The Company's executive officers devote significant time and effort to maintain continuing customer relationships.

      The Company typically obtains private and public contracts for its services through the process of competitive bidding. The Company's marketing efforts include subscribing to several bid reporting services and monitoring trade journals and other industry sources for bid solicitations by various entities, including government authorities and related instrumentalities, and responding to such bid solicitations, which include requests for proposals and requests for qualifications. In response to a request for proposal or qualification, the soliciting entity generally requires a written response within a set period of time. Generally, in the case of a request for a proposal, a bidder submits a proposal detailing its qualifications, the services to be provided and the cost of the services to the soliciting entity which then, based on its evaluation of the proposals submitted, awards the contract to the successful bidder. Generally, in the case of a request for qualification, a bidder submits a response describing its experience and qualifications, the soliciting entity then selects the bidder believed to be the most qualified, and then negotiates all the terms of the contract, including the cost of the services.

      The Company believes that accurate bidding is important to the Company's business. Accordingly, the Company utilizes a computerized bidding system and engages personnel at potential sites to determine cost factors used in submitting bids. Public contracts are usually longer-term (two to three years) and may periodically be put up for bid even though the Company has provided quality services and has formed a strong relationship with the customer. While a bid price is an important factor in obtaining contracts, the Company believes that potential customers also consider reputation, experience, safety record and the financial condition of bidders in awarding contracts. Because of its familiarity with the nature of the contracts and the basis on which they are awarded, the Company is often able to retain contracts that are put up for bid. In the past, the Company has been able to retain approximately 85% of contracts which fall into this category. However, there can be no assurance that the Company will continue to be successful in having its bids accepted. The competitive bidding process is typically lengthy and often results in the expenditure of significant sums and allocation of resources in connection with bids that may be rejected. Additionally, inherent in this process is the risk that actual performance costs may exceed the projected costs, especially in relation to disputes on the performance of services, upon which the submitted bids or contract prices are based.

COMPETITION

      The aquatic and vegetation management industry is highly competitive. The Company faces competition from several hundred companies throughout the Sunbelt States. In recent years, government authorities have implemented an extensive regulatory framework directed toward alleviating various environmental problems. The complex nature of government regulation has resulted in significantly increased sophistication and costs of aquatic and industrial vegetation management, handling and disposal methods, facilities and equipment. Consequently, the industry has become increasingly capital intensive and competitive.

      The Company believes that the principal competitive factors in the aquatic and industrial vegetation management industry are reputation, technical proficiency, managerial expertise, financial assurance capability (particularly as it relates to bonding), price and breadth of services offered, including documentation capabilities. With its internal growth and its recent acquisitions, the Company is currently the largest commercial provider of aquatic and vegetation management services in the United States. With its highly credible track record, substantial bonding and insurance capabilities, its investment in managerial expertise, equipment and computerized operations, management believes that the Company does have a competitive edge in the business. The Company has developed a customized software package which provides individual job budgets, branch work schedules, integrated customer service and sales activity tracking and collaborative communications. All these allows the Company to provide quality service, improve efficiency and costs control and provide competitive yet profitable bids. In addition, the Company is also committed to purchasing highly specialized proprietary equipment to remain in the forefront of technology. This equipment is intended to be used for weed and algae control both in water and on land ('amphibian' in nature). They may result in high efficiency and accuracy including the reduction of the cost of labor per acre of weed control, and allow the Company to use the finest treatment products for its customers and projects.

      Competition in the aquatic and industrial vegetation management industry is, however, expected to increase in the foreseeable future. A significant number of aquatic management projects continue to be performed "in house" by the major water management districts, many of which may have substantially greater financial and other resources than the Company. The Company also expects that a significant number of new market entrants will seek to bid on new aquatic management projects for the Everglades. There can be no assurance that the Company will be able to compete successfully in its markets.

SUPPLIERS AND SUBCONTRACTORS

      The Company is dependent on third-party suppliers and manufacturers for all of its requirements of algicides and herbicides, fish and aeration systems used in its aquatic management business. Although the Company purchases all of these supplies from numerous suppliers and believes that alternative sources of supply are available, failure by such suppliers and manufacturers to continue to supply the Company with products on commercially reasonable terms, or at all, in the absence of readily available alternate sources, would adversely affect the Company's ability to deliver products and provide services on a timely and competitive basis. The Company is dependent on the ability of its suppliers and manufacturers, among other things, to satisfy performance, quality and regulatory specifications and dedicate sufficient production capacity for supplies within scheduled delivery times. The Company does not maintain contracts with any of its suppliers or manufacturers and purchases supplies pursuant to purchase orders placed from time to time in the ordinary course of business. In addition, the Company currently does not own or lease certain specialized equipment, including mechanical harvesting or certain planting equipment and is dependent upon third-party subcontractors to provide necessary equipment, know-how, transportation and other facilities on a project basis. In the event such subcontractors were to become unavailable to the Company at acceptable cost levels, or at all, the Company's business could be materially adversely affected.

GOVERNMENT REGULATION

      The aquatic and industrial vegetation management services business is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency (the "EPA") and the United States Occupational Safety and Health Administration ("OSHA"). Among other things, these regulatory authorities impose requirements which regulate the handling, transportation and disposal of hazardous and non-hazardous materials and the health and safety of workers, and require the Company and, in certain instances, its employees, to obtain and maintain licenses and permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company. The Company is currently subject to the requirements of the Resource Conservation and Recovery Act of 1976, as amended, the Federal Water Pollution Control Act, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, the Florida Weed Control Act and the Occupational Safety and Health Act of 1970. The following is a summary of these regulations and other material governmental regulations which may be applicable to the Company.

      The Federal Water Pollution Control Act, as amended by the Federal Water Pollution Control Act Amendments of 1979 and the Clear Water Act of 1977 (collectively "CWA"), create the federal statutory scheme for water pollution control and management.

The principal objective of the CWA is to restore and maintain the integrity of the nation's waters. In addition, the CWA provides for: (I) the development of pollutant discharge standards and limitations; (ii) a permit and licensing system to enforce these discharge standards; (iii) federal funding to assist in the construction of publicly owned and privately owned treatment works; and (iv) research and development of pollution control technologies and strategies.

      Congress also created the federal Safe Drinking Water Act ("SDWA") to ensure the quality and safety of drinking water supplies. To protect underground sources of drinking water from contamination, SDWA regulates underground injection wells used for waste disposal and establishes a permit program for such practices. The SDWA also establishes procedures for the development and implementation of programs for aquifer protection areas located within areas designated as source aquifers for drinking water.

      Even though the EPA has nationwide authority to implement CWA, authorized states may implement various aspects of the National Pollutant Discharge
Elimination System ("NPDES") and pretreatment programs, among other areas of responsibility. In addition to the option of administering the CWA under authority delegated by the EPA, states may develop their own regulations for water pollution control, which generally parallel federal CWA requirements.

      As a complement to the regular NPDES program, the United States Army Corps of Engineers must issue a special permit (commonly referred to as a Section 404 permit) prior to the discharge of dredge-and-fill material into navigable waters of the United States, including "wetlands" as defined under the CWA. As a condition of obtaining such dredge-and-fill permits, the permittee is required to mitigate the impacts of such dredge- and-fill activities (often times by creating new wetlands), resulting in "no net loss" of wetlands or an increase in wetlands areas. As is the case in Florida, many states implement the dredge-and-fill permit criteria under a consolidated federal and state program. The Company from time to time may be engaged in wetlands mitigation projects, which may subject the Company to the provisions of the CWA and its permitting programs.

      Originally adopted in 1947, the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA") constitutes the federal regulatory framework governing pesticides, including algicides and herbicides. FIFRA imposes a variety of licensing, permitting, classification, and registration requirements, along with various constraints imposed upon the application, use, and handling of pesticides. FIFRA mandates that all restricted use of pesticides be applied by or under the direct supervision of an applicator certified only under FIFRA. Although FIFRA dictates certification for applications of restricted use of pesticides, many states, including Florida, require the certification and/or registration of commercial applicators for applications of both general and restricted use pesticides.

      FIFRA expressly authorizes states to regulate the sale or use of a federally registered pesticide or device under certain circumstances, but defers to state regulations employing stricter standards. A state may also require the registration of federally registered pesticides for additional uses consistent with special local needs. As a general rule, state laws regulating pesticides parallel the federal scheme. Many states supplement the federal requirements with their own regulations.

      The Toxic Substance Control Act of 1975 ("TSCA") gives the EPA broad authority to regulate the manufacture, processing, distribution in commerce, use and disposal of chemical substances and mixtures. The EPA may require testing of chemical substances that may present an unreasonable risk to health or the environment. If testing reveals an unreasonable risk, the EPA must take steps to reduce the risk. Options available to the EPA range from labeling requirements prohibiting manufacture of the harmful chemical to mandating the manner in which it must be disposed. The Company from time to time may be engaged in the future to remediate certain contaminated sites, which may involve the use or disposal of chemical substances and mixtures. To the extent that the Company handles in the future those chemical substances and mixtures regulated by TSCA, the Company could be subject to liability under TSCA. The Company does not anticipate that a material portion of its environmental remediation activities in the future will consist of the remediation of sites requiring the use or disposal of chemical substances or materials regulated by TSCA.

      The Florida Aquatic Weed Control Act ("FAWCA") creates a state regulatory framework for the preservation and maintenance of the state's waterways. Under FAWCA, no person or public agency shall eradicate, remove or otherwise alter any aquatic weeds or plants in waters of the state unless the Department of Environmental Protection ("DEP") or its designee issues a permit or the activity is exempted. The Florida Legislature also established the Florida Nonindigenous Aquatic Control Act, which is designed to control nonindigenous aquatic plants primarily by means of maintenance programs. In connection with its aquatic management activities, the Company is subject to the permitting criteria of FAWCA and the Florida Nonindigenous Aquatic Control Act, which the Company does not anticipate will have a material impact on its aquatic management business.

      The Company may also be subject to a variety of environment-related worker and community safety laws. The Occupational Safety and Health Act of 1970 ("OSHA") mandates general requirements for safe work places for all employees. In particular, OSHA calls for special procedures and measures for the handling of certain hazardous and toxic substances. In addition, specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. Moreover, under the Federal Emergency Planning and Right-to-Know Act of 1986, facilities handling specified extremely hazardous materials must notify local emergency planning committees of their activities and comply with the provisions of local emergency plans. Requirements under state law, in some circumstances, may mandate additional measures for facilities handling specified extremely dangerous materials.

      The Company believes that it is in substantial compliance with all material federal, state and local laws and regulations governing its operations and has obtained all material licenses and permits necessary for the operation of its business. However, amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new jurisdictions and aquatic and vegetation management services could require the Company to continually alter methods of operations at costs that could be substantial. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws, regulations and permitting requirements, particularly as it seeks to enter into new markets. Failure to comply with applicable laws, rules or regulations or permitting requirements could subject the Company to civil remedies, including fines and injunctions, as well as possible criminal sanctions, which would have a material adverse effect on the Company.

      Notwithstanding the burdens of compliance, the Company believes that its business prospects are significantly enhanced by the continuing stringent enforcement of the comprehensive regulatory framework by government agencies. Any significant relaxation of the regulatory requirements governing the aquatic and vegetation management services industry could also adversely affect the Company.

PERMITS AND LICENSES

      The Company and, in certain instances, its employees are required to obtain and maintain licenses and permits in connection with its operations. The Company's employees currently hold the necessary permits for application of the algicides and herbicides utilized by the Company in its aquatic management business. The Company is required to obtain permits from state and local governments for the harvesting and planting of aquatic plants in connection with its wetlands planting activities on a project basis. The Company may also be required to obtain surface water permits in connection with its aquatic management activities on a project basis depending on the nature of the body of water.

      The Company anticipates that it will be required to obtain and maintain additional licenses in geographic areas in which it intends to expand its operations. The Company believes, based upon the level of training of its employees and past experience, that it will be able to obtain all such required licenses, although there is no assurance that it will be able to do so.

EMPLOYEES

      As of March 12, 1997, the Company had approximately 150 employees other than executives, all of whom are full-time employees, which includes 30 administrative staff, 12 branch managers, 13 sales personnel, 75 applicators and 20 laborers. The Company is not currently a party to any collective bargaining agreement. The Company believes that its employee relations are satisfactory.

DISCONTINUED OPERATIONS

      The Company's Board of Directors in November 1995 approved a plan to dispose of the environmental remediation business segment in view of the continued losses of the environmental remediation services division and operational problems associated with it. In 1996, management has implemented various cost-cutting measures including the reduction of officers and other personnel, the sale of under-utilized equipment and the consolidation of accounting and administrative functions. The Company's remediation services which are being discontinued include remediation of petroleum contaminated soil and ground water and the removal, disposal and installation of underground petroleum storage tanks and fuel dispensing systems.

      On April 25, 1996, the Company sold substantially all of the assets and liabilities of HES to Heart Environmental Services, Inc. (the "Buyer"), a New Jersey corporation for a total consideration of $1,907,021. The total consideration comprises (I) $681,000 in cash, (ii) a three-year promissory note of $600,000 (the " Promissory Note") issued by the Buyer, bearing interest at 9% per annum and collaterized by the pledge of 499 shares of the Buyer's Common Stock pursuant to a Stock Pledge Agreement, (iii) the cancellation of total obligations due to H&H Investments Corporation, Mr. Eugene M. Haas and Mr. Robert E. Haas (collectively known as the "Haas Shareholders") which amounted to $626,021. The Company originally incurred these obligations in connection with the HES acquisition in February 1995. As a result of the HES sale, the Company has agreed not to pursue any claims against the Haas Shareholders in connection with the Haas acquisition in February 1995. All of the above items have been satisfied with the exception of (ii) pertaining to the Promissory Note. As of December 31, 1996, the Company determined that there may be a collectibility problem in relation to the Promissory Note and as a result, a full valuation allowance has been made.

      In relation to FUPTC, the Company has not been successful in finding a buyer for it and the net book values of the remaining assets of FUPTC have been written down to its net realizable values. As at December 31, 1996, FUPTC has fulfilled all of its remaining contractual obligations. All equipment have been sold on a piece-meal basis and the net liabilities of the discontinued environmental remediation entities consist mainly of accounts receivable, accounts payable and amounts payable to Robert A. Radler, the former President of the Company, under a settlement agreement entered into in 1996 with the Company. The Company is continuing its collection efforts for the remaining accounts receivables in relation to its discontinued operations so as to settle the remaining accounts payable.

DESCRIPTION OF PROPERTY

      The Company maintains a corporate headquarters for its aquatic management and environmental remediation businesses, consisting of approximately 17,350 square feet, located in Fort Lauderdale, Florida, under a five-year four-month lease which commenced on January 1, 1994. The Company has the option to extend the term of the lease for an additional five years. The Company's annual lease payments for the remaining two years of the lease will be approximately $89,790 and $93,370. Thereafter, the Company's annual lease payments will increase by 5% each year. In addition to its lease payments, the Company is required to pay a proportionate share of the operating expenses, as defined in the lease to include, among other things, property taxes, hazard insurance and all public utility services aside from electric, incurred by the lessor in connection with its management and maintenance of the property subject to the lease. Under the terms of the lease, the Company's operating expenses may not increase by more than 5% each year.

      In addition to its corporate headquarters, the Company conducts its aquatic and industrial vegetation management business out of the following branch offices:

      The Company's office in West Palm Beach, Florida consists of approximately 3,450 square feet, under a two-year lease which commenced on September 23, 1992. The Company has extended the lease for an additional three-year term, including the rental of additional space of approximately 1,150 square feet. The Company has the option to renew the lease for an additional year. Annual lease payment is approximately $35,200, which amounts include the cost of property taxes, hazard insurance, and public utility services but exclude the cost of maintaining exterior walls, roof areas and the structural integrity of the leased building, a portion of which costs the Company may be assessed to pay.

      The Company rents an approximately 3,200 square foot office in Orlando, Florida under a three-year one-month lease which commenced on June 1, 1994. The Company has the option to extend the term of the lease for an additional two years. The Company's annual lease payments for the three years of the lease (excluding the first month) are approximately $17,440, $17,965 and $18,500, excluding taxes, insurance and utilities.

      The Company's office in Sarasota, Florida consists of approximately 4,000 square feet. The Company leases this office under a one-year lease which commenced on January 1, 1997. The Company has the option to renew the lease for four additional one-year terms. The annual lease payment is $24,000 which excludes taxes, insurance and utilities.

      The Company rents an approximately 4,500 square foot office in Tampa, Florida under a five-year lease effective May 1, 1995. The Company has the option to extend the term of the lease for an additional two years. The Company's annual lease payment is $24,000 except for the first year where the rent is specifically waived for a period of five months which amount includes water services, but excludes the cost of all other public utility services, insurance, taxes and maintenance.

      The Company's office in Fort Myers, Florida is approximately 4,200 square foot in size and is under a two-year lease which commenced on December 1, 1995. The annual lease payment is $19,200 excluding taxes, insurance and utilities. The Company has the option to renew the lease for three additional one-year terms.

      On March 1996, the Company entered into a lease for approximately 2,625 square feet of space in Jacksonville, Florida, with a term of one year effective April 1, 1996. The Company has the option to renew the lease for three additional one-year terms. The Company's annual lease payment is $13,200, excluding taxes, insurance and utilities.

      The  Company's  office  in  Myrtle  Beach,   South  Carolina  consists  of
approximately 2,000 square feet and is leased on a month to month basis for approximately $600 per month.

      The Company's office in Tempe, Arizona, is approximately 5,900 square feet in size and is under a three-year lease which commenced May 1, 1997. The monthly lease payment is $3,250 in addition to all expenses borne by triple net lease terms, including, but not limited to, real estate taxes. The Company has the option to renew the lease for one additional three-year term and then subsequently for four additional two-year terms.

      In connection with the GPI Acquisition, the Company entered into a month to month lease for approximately 2,800 square feet of space in Athens, Georgia at a monthly lease payment of $1,000.

LETTER AGREEMENT WITH WACHS

      On May 15, 1997, the Company entered into a Letter Agreement with Wachs, as representative of Mark Wachs & Associates, pursuant to which the Company agreed to issue 1,000 shares of Common Stock of the Company in consideration for services to be provided to the Company over an anticipated period commencing April 1, 1997 and continuing thereafter on a month-to-month basis. Under the terms of the Letter Agreement, Wachs is to provide news releases and financial public relation services to the Company.

LETTER AGREEMENT WITH MCNABB

      On July 20, 1997, the Company entered into a Letter Agreement with McNabb, pursuant to which the Company agreed to issue 1,000 shares of Common Stock of the Company in return for services rendered and to be rendered as an employee of the Company.


LETTER AGREEMENT WITH MARTIN

      On March 26, 1997, the Company entered into a Letter Agreement with Martin, an employee of the Company, pursuant to which the Company agreed to issue 10,000 shares of Common Stock of the Company in consideration for services rendered and to be rendered to the Company and also as partial payment for expenses incurred in Martin's relocation from Arizona to Florida.


FEDERAL INCOME TAX EFFECTS

      The following discussion applies to the stock issued under the Letter Agreements and is based on federal income tax laws and regulations in effect on March 31, 1997. In connection with the issuance of stock as compensation payable under the Agreements, these must be included in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which the Consultant's beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights are treated as transferable if and when they can sell, assign, pledge or otherwise transfer any interest in the stock to any person.


RESTRICTIONS UNDER SECURITIES LAWS

      The sale of any Shares of stock must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.


                        SALES BY SELLING SECURITY HOLDERS

      The following table sets forth the names of the Selling Security Holders, the amount of shares of Common Stock held directly or indirectly or to be issued to the Selling Security Holders, the number of shares to be offered by the Selling Security Holders, the amount of Common Stock to be owned by the Selling Security Holders following sale of such shares of Common Stock and the percentage of shares of Common Stock to be owned by the Selling Security Holders following completion of such offering (based on 4,463,624 shares of Common Stock of the Company outstanding at August 18, 1997).

                                                  Estimated       Percentage
                                                  Shares to be    to be Owned
Name of Selling     Number of       Shares to     Owned After        After
Security Holders    Shares Owned    be Offered     Offering        Offering
----------------    ------------    ----------    ------------    -----------

Mark Wachs &
   Associates            4,000          4,000           -0-           0%
David McNabb             1,000          1,000           -0-           0%
Michael Martin          10,000         10,000           -0-           0%


                            DESCRIPTION OF SECURITIES

      The Company is currently authorized to issue up to 10,000,000 shares of Common Stock, $.01 par value per share, of which 4,463,624 shares were outstanding as of August 18, 1997. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which were outstanding as of August 18, 1997.

COMMON STOCK

      The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

         The Company's Common Stock and Warrants are quoted on the NASDAQ National Market System under the symbols "AQUX" and "AQUXW", respectively. The following table sets forth, for the period since September 13, 1994, the high and low closing sales prices for the Common Stock and the Warrants as reported by NASDAQ.

                                          Common Stock            Warrants
                                          High     Low         High       Low
                                          ----     ---         ----       ---
1994
----
Third Quarter
   (beginning September 13, 1994).....   $6-1/2    $5-3/8     $2-1/4    $1-1/8
Fourth Quarter........................    6-7/8     5-5/8      2-1/4     1-1/2

1995
----
First Quarter.........................    7-1/4     6-1/2      2-1/8     1-15/32
Second Quarter........................    7-3/8     5-1/2      2-1/4     1
Third Quarter.........................    8-1/8     6-1/2      2-1/2     1-5/8
Fourth Quarter........................    8-1/16    6-5/8      2-1/2     1-3/4

1996
----
First Quarter.........................    6-7/8    3-1/4      2         11/16
Second Quarter .......................    5-1/4    4-1/4      1-1/8     11/16
Third Quarter.........................    5-3/16   4-1/2      1          1/2
Fourth Quarter........................    6-3/8    4-11/16    1-1/8      1/2

1997
----
First Quarter.........................   8-1/8     4-7/8      2-1/2     15/16
Second Quarter........................   7-5/8     6-3/4      2-3/8     1-1/4
Third Quarter (through August 18, 1997). 7-1/4     6-3/8      1-7/8     1-1/2

      As of August 18, 1997, there were 53 record holders of the Company's Common Stock. There are in excess of 1,349 beneficial owners of the Company's Common Stock.

      The Company has not paid any cash dividends on its Common Stock other than S corporation dividends prior to its initial public offering and does not currently intend to declare or pay cash dividends in the foreseeable future. The

Company intends to retain any earnings that may be generated to provide funds for the operation and expansion of its business. In addition, certain of the Company's loan agreements with its lenders prohibit the Company from paying dividends.

PREFERRED STOCK

      The Company is authorized to issue 1,000,000 shares of Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors none of which were outstanding as of the date hereof. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

WARRANTS

      As of the date hereof, the Company has 1,437,500 Warrants issued and outstanding. The Warrants were issued in registered form pursuant to an agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as Warrant Agent. Reference is made to said Warrant Agreement for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

      Each Warrant entitles the registered holder thereof to purchase one share of Common Stock, at a price of $6.00, subject to adjustment in certain circumstances, at any time until September 12, 1999. After the expiration date, the Warrantholders shall have no further rights.

      The Warrants are redeemable by the Company, with the consent of the Whale Securities Co., L.P., the Underwriter for the Company's initial public offering, at any time, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid price of the Common Stock on all 20 of the trading days ending on the third day prior to the day on which the Company gives notice has been at least 130% (currently $7.80, subject to adjustment) of the then effective exercise price of the Warrants. Any redemption shall be for all outstanding Warrants. All warrantholders have exercise rights until the close of business on the date fixed for redemption.

      The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, such warrants are not subject to adjustment for issuances of Common Stock at a price below the exercise price of the Warrants, including the issuance of shares of Common Stock pursuant to the Company's stock option plans.

      The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date (September 12, 1999) at the offices of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed as indicated, accompanied by full payment of the exercise price and transfer tax (by certified check payable to the Company) to the Warrant Agent for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock.

      No Warrant will be exercisable unless at the time of exercise the Company has an effective Registration Statement on file with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there is no assurance that it will be able to do so.

      No fractional shares will be issued upon exercise of the Warrants. However, if a warrantholder exercises all Warrants then owned of record by him, the Company will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

      On May 12, 1997, the Company's Post-Effective Amendment No. 1 to Form SB-2 Registration Statement on Form S-3 Registration Statement covering the issuance and public sale of shares of common stock issuable upon the exercise of the Warrants was declared effective.

      Additionally, pursuant to the terms of the Underwriting Agreement, the Company sold the Underwriter, for an aggregate of $125, warrants (the "Underwriter's Warrants") to purchase up to 125,000 shares of Common Stock and/or 125,000 Warrants at an exercise price of $8.25 per share and $.165 per Warrant. The Underwriter's Warrants are exercisable until September 14, 1999 (the "Warrant Exercise Term"). The Warrants issuable upon exercise of the Underwriter's Warrants are exercisable to purchase one share of Common Stock at a price equal to $6.00.

      The Company also has outstanding Options and Warrants to purchase up to an aggregate of 1,177,546 shares of Common Stock at exercise prices ranging from $4.88 to $7.50, substantially all of which are presently exercisable until expiration dates ranging from October 1997 to October 2002.

DIVIDEND POLICY

      Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION

      Section 102 of the Delaware General Corporation Law ("DGCL") authorizes a Delaware corporation to include a provision in its Certificate of Incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pursuant to such provision, the Company Certificate of Incorporation limits the personal liability of the Company directors (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the DGCL. Specifically, a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and (iv) any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. However, the inclusion of this provision together with a provision which requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

DELAWARE ANTI-TAKEOVER LAW

      The Company is governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, own (or within three years, did own) 15% or more of the corporation's voting stock.

OVER-THE-COUNTER MARKET

      The Company's Common Stock is traded on the NASDAQ National Market System under the symbols "AQUX" and "AQUXW," respectively.

TRANSFER AGENT

      The Transfer Agent for the Company's shares of Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


                                  LEGAL MATTERS

      Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Counsel for the Company, Fort Lauderdale, Florida.


                                 INDEMNIFICATION

      Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

      The Restated Certificate of Incorporation and By-Laws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

      The Company maintains directors and officers liability insurance, which covers the Company's subsidiaries and the respective directors and officers.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

      The documents listed in (a) through (c) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

            (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

            (b)   The  Company's   Quarterly  Report  on  Form  10-QSB  for  the
quarterly period ended March 31, 1997.

            (c)   The  Company's   Quarterly  Report  on  Form  10-QSB  for  the
quarterly period ended June 30, 1997.

            (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above.

            (e) The description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4.     DESCRIPTION OF SECURITIES

      A description of the Company's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not Applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated. empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

      The Restated Certificate of Incorporation and By-Laws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

      The Company maintains directors and officers liability insurance, which covers the Company's subsidiaries and the respective directors and officers.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

      Inasmuch as Wachs, McNabb and Martin were knowledgeable, sophisticated and had access to comprehensive information relevant to the Company, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. As a condition precedent to such grant, Wachs, McNabb and Martin were required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Company except upon sale of the underlying Shares of Common Stock pursuant to a registration statement.

ITEM 8.     EXHIBITS

Exhibit     Description
-------     -----------

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of securities pursuant to the Wachs Agreement, the Martin Agreement and the McNabb Agreement

(10.1) Letter Agreement dated May 15, 1997 between the Company and Mark Wachs & Associates

(10.2)      Letter  Agreement  dated July 20, 1997 between the Company and David
            McNabb

(10.3) Letter Agreement dated March 26, 1997 between the Company and Michael Martin

(23.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(23.2)      Consent of independent certified public accountants
__________________________


ITEM 9.     UNDERTAKINGS

      (1)   The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale and the State of Florida, on the 28th day of August, 1997.

                                      AQUAGENIX, INC.


                                      By: /s/ Andrew P. Chesler
                                         ---------------------------------------
                                         Andrew P. Chesler
                                         Chairman of the Board and President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                           Title                      Date
      ---------                           -----                      ----

                                    Chairman of the Board,
                                    Chief Executive Officer
                                    and President (Principal
  /s/ Andrew P. Chesler             Executive Officer)          August 28, 1997
--------------------------------
Andrew P. Chesler

                                    Chief Financial Officer
  /s/ Helen Chia                    (Principal Accounting
--------------------------------    Officer)                    August 28, 1997
Helen Chia


  /s/ Abraham S. Fischler           Director                    August 28, 1997
--------------------------------
Abraham S. Fischler


  /s/ Fred S. Katz                  Director                    August 28, 1997
--------------------------------
Fred S. Katz


  /s/ Allen H. Stern                Director                    August 28, 1997
--------------------------------
Allen H. Stern


                                    Director
--------------------------------
Jeffrey T. Katz

                               INDEX TO EXHIBITS


Exhibit
Number         Description
------         -----------

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of securities pursuant to the above Agreements

(10.1) Letter Agreement dated May 15, 1997 between the Company and Mark Wachs & Associates

(10.2)         Letter  Agreement  dated  July  20,  1997 between the Company and
               David McNabb

(10.3) Letter Agreement dated March 26, 1997 between the Company and Michael Martin

(23.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(23.2)         Consent of independent certified public accountants